Exhibit 99.1

Contacts:

Media: 877.370.4413 or ir@arlingtonasset.com

Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Announces Closing of FBR Capital

Markets Stock Sale

Generates $84 million of Cash Proceeds

Company to Focus on Principal Investments

ARLINGTON, VA, October 28, 2009 — Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today announced that the Company and one of its wholly owned subsidiaries, FBR Securities Investment HY, LLC, closed the previously announced secondary public offering of 14,755,017 shares (including underwriters’ over-allotment) of FBR Capital Markets Corporation (NASDAQ: FBCM) (“FBR Capital Markets”) common stock at $6.00 per share. Proceeds to the Company, after the underwriting discount but before expenses, are $84,103,597. As a result of this transaction, the Company no longer owns any shares of FBR Capital Markets.

Strategic Direction

With the closing of this offering, the Company is positioned to focus all of its capital and resources on its core principal investing strategy. The $84 million in cash proceeds from the offering substantially increases the Company’s flexibility, and positions the Company to expand investments which generate attractive current cash returns and the potential for capital appreciation, including primarily the growth of its existing non-agency mortgage securities portfolio. The deployment of capital into investments that offer current income as well as capital appreciation potential, positions the Company to utilize its net operating loss carry-forwards (“NOLs”) and net capital loss carry-forwards (“NCLs”), which are currently in excess of $800 million, and will contribute to maximizing shareholder value. The Company may also consider opportunities for financial service operating businesses, potentially including obtaining a bank charter, and will seek to continue strengthening its balance sheet.

Forward-Looking Statements

Statements concerning future performance, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, changes in strategy and corporate direction, increased costs of borrowing, decreased interest spreads, changes in mortgage pre-payment speeds, potential mortgage repurchase obligations, changes in investment opportunities, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the Securities and Exchange Commission.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) invests in mortgage-related assets and merchant banking opportunities. The Company is headquartered in the Washington, D.C. metropolitan area.